EXHIBIT 99.1
News Release

Applied Industrial Technologies Names New General Counsel & Secretary

CLEVELAND, OH (March 28, 2023) – Applied Industrial Technologies (NYSE: AIT) today announced that Jon S. Ploetz has joined the Company as Vice President – General Counsel & Secretary. In this role, Ploetz will lead the Company’s global legal affairs, governance and compliance activities, ESG efforts, and corporate secretary duties. Ploetz succeeds Fred D. Bauer who elected to retire effective January 31, 2023, after 30 years of service to the Company. Bauer remained the Company’s Secretary throughout the replacement search; his official departure is March 31, 2023.

“Jon brings more than 20 years of skilled legal expertise in a diverse range of matters, including corporate governance, securities, M&A, and more. We look forward to the contributions he will make as we continue to execute our company-specific growth opportunities and long-range strategic plan,” said Neil A. Schrimsher, President & Chief Executive Officer. “We thank Fred for his leadership, commitment and valued role as a trusted advisor over the years,” added Schrimsher.

Ploetz joins Applied® from Harsco Corporation (NYSE: HSC), a market-leading global provider of environmental solutions for industrial and specialty waste streams, where he served as Vice President, Assistant General Counsel & Assistant Corporate Secretary since 2018, and Assistant General Counsel, Corporate & Securities prior to that. His professional career also includes five years as Assistant General Counsel & Assistant Secretary at Arch Coal, Inc., and nearly 10 years of law firm experience.

Ploetz holds a Bachelor of Arts degree in Statistics and Management from Luther College in Iowa, and a Juris Doctor degree from the University of Colorado School of Law. He is a member of several professional groups, including the Society for Corporate Governance and the National Association of Corporate Directors.

About Applied®

Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

Julie A. Kho
Manager – Corporate Communications
& Public Relations
216-426-4483 / jkho@applied.com